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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a listing of the subsidiaries of True Religion Apparel, Inc.

Subsidiary	Jurisdiction of Incorporation
Guru Denim, Inc.	California

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  Exhibit 21.1